Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
SEPTEMBER 1, 2010		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES PLAN TO MERGE FIVE BANKS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.1 billion bank holding company with eight bank subsidiaries, announced that it has filed applications with state and federal banking regulatory authorities to merge its three wholly owned West Virginia banks and two other subsidiary banks to form a nearly $800 million West Virginia chartered bank with 22 locations in West Virginia, Virginia, Washington, DC and Maryland.

President and CEO Robert W. Walker commented, “We are proud of the network of community bank franchises that we have built.  But in current economic and banking environment, size and resources matter.  By combining these five franchises into one, we believe our customers will benefit from the greater network of locations and the increase in the lending limit of the combined bank.  We believe our many talented employees will benefit as the larger single organization will provide significant opportunities for upward mobility and specialization the five single organizations could not.  Instead of ‘wearing many hats’ as most do in small community banks, our employees will be able concentrate on one or two areas that complement their skills and career desires.  We also believe our shareholders will benefit as we rely less on expensive external consultants to help us with the upcoming regulatory changes and use our existing employee talent base more effectively.  Plus, we hope to more quickly shed the regulatory agreements we have entered into.  In the current extended economic downturn it has become clear to Premier that continuing to operate Adams National Bank or Consolidated Bank and Trust as independently chartered banks for the extended period of time required to address the items in their respective regulatory agreements runs the risk of overtaxing the resources of the company.  By combining our West Virginia banking franchise together and adding Adams and Consolidated, we hope to create a vibrant and well-capitalized banking institution that is ready and able to meet the needs of our customers and become ‘the Premier Bank’ in the communities we serve.”

Premier has filed applications with the Federal Deposit Insurance Corporation (“FDIC”), the West Virginia Board of Banking and Financial Institutions, the Virginia State Corporation Commission Bureau of Financial Institutions, the District of Columbia Department of Insurance Securities and Banking and the Maryland Commission of Financial Regulation.  If approved by the regulatory authorities, Premier will merge Boone County Bank, headquartered in Madison, West Virginia; First Central Bank, headquartered in Philippi, West Virginia; Traders Bank, Inc., headquartered in Ravenswood, West Virginia; Adams National Bank, headquartered in Washington, DC and Consolidated Bank and Trust, headquartered in Richmond, Virginia.

The resulting bank will be headquartered in Huntington, West Virginia and would have total assets of nearly $800,000,000, total deposits of $667,000,000, liquid assets of $150,000,000, and Tier I capital of $77,000,000.  Pro forma regulatory capital ratios would result in the bank being well capitalized with a Tier I Leverage Ratio of 9.91%, a Tier I Risk-based Capital Ratio of 15.03% and at Total Risk-based Capital Ratio of 16.18%.  These levels of capital and liquidity will provide the financial strength management needs to work through the list of troubled loans at Adams National and Consolidated Bank in the time frame needed to optimize their resolution to protect the capital of the bank and enhance the earnings of the company.

For the second quarter of 2010 Premier realized income of $2,219,000 (23 cents per diluted share), a 63.8% increase from the $1,355,000 of net income reported for the second quarter of 2009.  The increase in income in 2010 is largely due to the inclusion of the recently acquired Adams National Bank and Consolidated Bank and Trust in the 2010 results.  These banks were acquired by Premier on October 1, 2009 and, therefore, their operating results are not included in the 2009 comparative net income of Premier.  Excluding the benefits of the acquisitions, Premier’s second quarter 2010 net income also improved as a result of decreases in interest expense exceeding decreases in interest income as well as reductions in operating expenses and income tax expense.  On a diluted per share basis, Premier earned $0.23 during the second quarter 2010 compared to $0.21 per share earned during the second quarter of 2009.  For the first half of 2010 Premier realized net income of $4,532,000 (48 cents per diluted share), a 75.4% increase from the $2,584,000 (40 cents per diluted share) earned during the first half of 2009.

In accordance with a July 29, 2010 Written Agreement with the Federal Reserve Bank of Richmond (“FRB”), on August 3, 2010, Premier submitted a request to the FRB for written approval from the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors to pay a $0.11 per share cash dividend to Premier’s common shareholders on September 30, 2010.  On August 19, 2010, Premier was notified in writing that the FRB and the Director of the Division of Banking Supervision and Regulation of the Board of Governors did not approve Premier’s request to pay the cash dividend on its common stock as Premier had requested.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.